UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 8, 2010 (December 21, 2009)

Date of Report (date of earliest event reported)

SOLTA MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

25881 Industrial Boulevard, Hayward, California 94545

(Address of principal executive offices)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On December 21, 2009, a complaint was filed in the Santa Clara County Superior Court by three former stockholders of Reliant Technologies, Inc. (“Reliant”) against Reliant and certain former officers and directors of Reliant in connection with the acquisition of Reliant by Solta Medical, Inc. (the “Company”), which closed on December 23, 2008 (the “Merger”). The complaint purports to be brought on behalf of the former common stockholders of Reliant. As a result of the Merger, a successor entity to Reliant, Reliant Technologies, LLC, is a wholly-owned subsidiary of the Company. Eric Stang and Leonard DeBenedictis are among the defendants named in the complaint. Messrs. Stang and DeBenedictis are members of the Company’s Board of Directors, and Mr. DeBenedictis is the Company’s Chief Technology Officer. The principal claim, among others, is that Reliant violated Section 2115 of the California Corporations Code by failing to obtain the vote from a majority of holders of Reliant’s common stock prior to the consummation of the Merger. The complaint also purports to challenge disclosures made by Reliant in connection with its entry into the Merger and that the defendants failed to maximize the value of Reliant for the benefits of Reliant’s common stockholders.

The Company believes that this suit is without merit, and the Company intends to vigorously defend it. The Company does not expect that the litigation will have a material adverse effect on the Company’s financial results. The Company has provided notice of the suit to Reliant’s insurer.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLTA MEDICAL, INC.

Date: January 8, 2010	By:	/s/ JOHN F. GLENN
John F. Glenn
Chief Financial Officer